UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 8, 2010

Aceto Corporation
(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hollow Lane, Lake Success, New York 11042
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2010, Vincent G. Miata was succeeded in the office of Chief Executive Officer of Aceto Corporation (the “Company”) by Albert L. Eilender.  Effective September 8, 2010, Mr. Eilender was elected to the offices of Chief Executive Officer and Chairman of the Board of the Company, to serve until the first meeting of the Board of Directors (the “Board”) following the next annual meeting of the stockholders of the Company and until his successor shall be elected and shall qualify, or until his earlier resignation or removal from each such office.  Prior to his election to the offices of Chief Executive Officer and Chairman of the Board, Mr. Eilender had served as the Non-Executive Chairman of the Board since October 21, 2009, the Company’s lead independent director since 2005 and a director of the Company since 2000.  Mr. Eilender is the sole owner of Waterways Advisory Services, a firm specializing in advising companies on developing and evaluating options relative to mergers, acquisitions and strategic partnerships in the chemical industry.  Mr. Eilender is not currently active in the operations of this enterprise. Mr. Eilender has more than thirty years of diverse senior level experience in the specialty chemicals and pharmaceutical industry and has had direct financial responsibility for managing businesses up to $300 million in revenues, with significant experience in mergers, acquisitions and joint ventures, both domestically and internationally.  He has also served on the boards of numerous industry trade associations during his career.  Mr. Eilender is 67 years old.

It is contemplated that Mr. Miata will continue in his capacity as President and Chief Operating Officer of the Company. It is contemplated that Mr. Miata will continue to serve as a director of the Company.

It is contemplated that, effective September 8, 2010, Mr. Eilender will receive an annual base salary of $600,000.  As a result of the fact that Mr. Eilender’s employment agreement is currently being negotiated, the additional information called for in Item 5.02(c)(3) of Form 8-K has not been fully determined at the time of the filing of this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: September 14, 2010	By:	/s/ Albert L. Eilender
Albert L. Eilender
Chairman of the Board and
Chief Executive Officer

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